As filed with the Securities and Exchange Commission on April 28, 1999

Registration No. 333-__________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_____________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 _____________

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
 (Exact Name of Registrant as Specified in its Charter)

 Vermont                                   03-0111290
(State of Incorporation)            (IRS Employer
                                                    Identification No.)

77 Grove Street
Rutland, Vermont 05701

(Address of Principal Executive Offices)
_____________

Central Vermont Public Service Corporation
Stock Option Plan for Non-employee Directors
(Full Title of the Plan)

__________
Joseph M. Kraus
Central Vermont Public Service Corporation
77 Grove Street
Rutland, Vermont 05701
(802) 747-5429

(Name, Address and Telephone Number of Agent for Service)
Copies to:
M. Douglas Dunn, Esq.
Milbank, Tweed, Hadley & McCloy
1 Chase Manhattan Plaza

New York, New York  10005
(203) 530-5000
 _____________

                                        CALCULATION OF REGISTRATION FEE
                                        -----------------------------------------------------
                                                              Proposed          Proposed
                                                              Maximum         Maximum
Title of Securities       Amount to be     Offering Price    Aggregate          Amount of
to be Registered         Registered (1)     Per Share (2)    Offering Price     Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock
(par value $6.00
per share)                   112,500 shares     $11.0312          $1,241,000.         $345.
----------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(h)(1) of the Securities and Exchange Commission under the Securities Act of 1933, the amount of the registration fee has been computed with respect to the maximum number of shares issuable under the plan.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices reported on the New York Stock Exchange composite transactions on April 23, 1999.


PART I

Item 1.  Plan Information

     This Registration Statement relates to the registration of 112,500 shares of Common Stock,
$6.00 par value per share, of CENTRAL VERMONT PUBLIC SERVICE CORPORATION (the "Registrant") to be awarded under the Central Vermont Public Service Corporation Stock Option
Plan for Non-employee Directors (the "Plan"). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b). Such documents are not filed with the Securities and Exchange
Commission (the "Commission" or the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

Item 2.  Registrant Information and Employee Plan Annual Information

     The Registrant will, upon written or oral request, provide without charge to any person to whom the Prospectus relating to this Registration Statement is delivered, a copy of any and all of the information which has been incorporated by reference in such Prospectus and this
Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Secretary, Central Vermont Public Service Corporation, 77 Grove Street, Rutland, Vermont
05701 (telephone:  802-747-5429).

Part II

Item 3.  Incorporation of Documents by Reference

     The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     (b) The description of the Common Stock of the Registrant contained in the Registration
Statement on Form 8-A pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as amended by filing dated October 13, 1992.

     (c) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and/or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interest of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     Sections 8.50 through 8.56 of the Vermont Business Corporation Act, inter alia, generally empower a Vermont corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expense (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 8.57 of the Vermont Business Corporation Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under
Section 8.50 through 8.56.

     The Registrant's By-laws provide that, to the extent legally permissible, the Registrant may indemnify any of its Directors, officers and employees who, as a result of such position, was or is a party or is threatened to be made a party to any contemplated, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal against expenses, actually or reasonable incurred by him or her in connection with such action, suit or proceeding.

Item 7.  Exemption From Registration Claimed

     Not applicable.

Item 8.  List of Exhibits

     See Exhibit Index on page 9

Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this
Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unallocated at the termination of the Plan;

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deeded to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, CENTRAL VERMONT PUBLIC SERVICE CORPORATION certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rutland, Vermont on the 12th day of April, 1999.

                                           CENTRAL VERMONT PUBLIC SERVICE
                                                         CORPORATION



                                                  By:  /s/  Robert H. Young
                                                         Robert H. Young
                                                         Director, President and
                                                        Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 12, 1999 by the following persons in the capacities indicated:

Name                                                         Title
-------                                                         ------


/s/  Robert H. Young                                 Director, President and
Robert H. Young                                      Chief Executive Officer

/s/  Francis J. Boyle                               Senior Vice President,
Francis J. Boule                                    Principal Financial
                                                    Officer and Treasurer

/s/  James M. Pennington                          Vice President, Controller and
James M. Pennington                                Principal Accounting Officer

/s/  Frederic H. Bertrand                      Chairman of the Board, Director
Frederic H. Bertrand

/s/  Robert L. Barnett                                Director
Robert L. Barnett

/s/  Rhonda L. Brooks                               Director
Rhonda L. Brooks

/s/  Robert G. Clarke                                 Director
Robert G. Clarke

/s/  Luther F. Hackett                                Director
Luther F. Hackett

/s/  Patrick J. Martin                                  Director
Patrick J. Martin

/s/  Mary Alice McKenzie                          Director
Mary Alice McKenzie

/s/  Janice L. Scites                                     Director
Janice L. Scites


                                               EXHIBIT INDEX
                                           ----------------------

Exhibit
  No.                Document
--------             -------------

4.1 Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December
                      31, 1992).

4.2 By-laws of the Registrant. (Incorporated by reference to Exhibit 3.1 of the
                      Registrant's Registration Quarterly Report on Form 10-Q for the period ended
                      June 30, 1997).

*5 Opinion of Joseph M. Kraus as to the legality of the Registrant's Common Stock.

23.                  Consents of Experts and Counsel

                       23.1   Consent of Joseph M. Kraus (included in Exhibit 5)

*                     23.2         Consent of Arthur Andersen LLP

*99 Central Vermont Public Service Corporation Stock Option Plan for Non-employee Directors.


* = included herewith